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                                  EXHIBIT 10.38


                          TECHNOLOGY ALLIANCE AGREEMENT


         This Technology Alliance Agreement ("Agreement") is entered into as of October 29, 1998, by and between Vista Information Solutions, Inc., a Delaware corporation ("Vista") and HomeSeekers.com, Inc., a Nevada corporation ("HSI").

                                    RECITALS

         A. Vista is a leading provider of, among other things, offering to home buyers, real estate agents, mortgage and title insurance companies home disclosure reports, insurance of all types to the home seller/buyer or home owner, property risk reports, market data and demographic information, statistical data and summary information, and other products desired by a person in a home real estate transaction.

         B. HSI is a leading provider of on-line and desktop residential real estate information and software for use by home buyers, real estate agents, mortgage and title insurance companies through HomeSeekers(TM), HSI's proprietary internet products available AT WWW.HOMESEEKERS.COM, or through HomeSeekers/CityNet(TM), HSI's proprietary intranet product, users can search for a home within a specified geographical area and with desired features such as number of bedrooms and baths, security, and other added features, apply for and arrange for mortgage and title insurance and track the process of the closing.

         C. The parties desire to form a technology alliance providing to each other certain market place rights, web positioning, revenue sharing arrangements, and other consideration, all as is more particularly set forth in this Agreement.

                                    AGREEMENT

1. DEFINITIONS

         1.1 CONFIDENTIAL INFORMATION means all nonpublic information, whether in oral, written or other tangible form that the party disclosing the information (the "Disclosing Party") designates as being confidential or which, under the circumstances surrounding disclosure, the receiving party (the "Recipient") know or has reason to know should be treated as confidential, including without limitation, the terms and conditions of this Agreement. Notwithstanding the foregoing, Confidential Information does not include information that: (i) is or becomes generally available to the public other than (a) as a result of a disclosure by Recipient or its employees or any other person who directly or indirectly receives such information from Recipient or its employees or (b) in violation of a confidentiality obligation to Disclosing Party known to Recipient, (ii) is or becomes available to Recipient on a non-confidential basis from a source which is entitled to disclose it to Recipient, or (iii) was developed by employees or agents of the Recipient independently of and without reference to any information communicated to Recipient by the Disclosing Party.

         1.2 EFFECTIVE DATE means the date set forth in the preamble hereof.

         1.3 GROSS RECEIPTS shall mean the purchase price received by Vista on account of sales of Vista Products to customers. "Gross Receipts" shall not be reduced by deductions for costs or expenses incurred in the manufacture, distribution, sale or advertisement of the Vista Products unless otherwise provided in this agreement but shall not include freight, taxes, or royalties paid to third parties or other monies received by Vista which do not represent the purchase price of the Vista Product.

         1.4 HSI DATABASE CONTENT means one or more databases now existing or hereafter developed by HSI or licensed by HSI from third parties, including without limitation lists of agents, real estate listings, buyers, site users and other customers, users or affiliated companies marketing services via HSI to the same intended buyers as Vista is seeking to serve. The HSI Database Content in existence as of the Effective Date are set forth on
                  Exhibit 1.4.


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         1.5      HSI PRODUCTS means those certain products and services
                  identified by HSI from time to time during the term of this Agreement by written notice to Vista, including without limitation, HSI's proprietary internet products available at the HSI Web Page known as HomeSeekers.com, or HSI's proprietary intranet product known as HomeSeekers/CityNet(TM), REOSeekers, and users or prospects for HSI desktop software products, channel bars and any other products now existing or hereafter offered by HSI and targeted to the real estate industry.

         1.6 HSI SOFTWARE means the object code version of HSI's proprietary software which provides access to certain HSI Products and access to the HSI Database Content.

         1.7 HSI WEB PAGE means the web sites owned and maintained by HSI for the purposes of serving the real estate industry in any form or manner. INTELLECTUAL PROPERTY means copyright rights (including, without limitation, the exclusive right to use, reproduce, modify, distribute, publicly display and publicly perform the copyrighted work), trademark rights (including, without limitation, trade names, trademarks, service marks, and trade dress), patent rights (including, without limitation, the exclusive right to make, use and sell), trade secrets, moral rights, right of publicity, authors' rights, contract and licensing rights, goodwill and all other intellectual property rights as may exist now and/or hereafter come into existence and all renewals and extensions thereof, regardless of whether such rights arise under the law of the United States or any other state, country or jurisdiction.

         1.8 INTERNET means that network of computer networks integrated through the use of all TCP/IP protocol.

         1.9 NET RECEIPTS shall mean the royalties, fees and other sums received by Vista on account of sales of Vista Products to customers, less returns, rebates and other costs and expenses incurred in the manufacture, distribution, sale or advertisement of the Vista Products or royalties or fees paid to third parties based on the sales of Vista's products. In addition, "Net Receipts" shall not include freight, taxes or other monies received by Vista which do not represent the purchase price of the Vista Product.

         1.10     ORDER INFORMATION is defined in Section 2.3.

         1.11     ROYALTY ADVANCE is defined in Section 8.1.

         1.12     SALES INFORMATION is defined in Section 2.5.

         1.13     SUPPORT TOOLS is defined in Section 3.7.

         1.14 TRADEMARKS shall mean, collectively, the Vista trademarks and the HSI Trademarks listed on Exhibit 1.14 hereto, and HSI Trademarks and Vista Trademarks commonly owned or applied for in the future.

         1.15 VISTA PRODUCTS means those certain products and services identified by Vista from time to time during the term of this Agreement by written notice to HSI, including without limitation, home disclosure reports, insurance, property risk reports, market data demographic information, statistical data and summary information, prospect lists and target marketing information derived from the combination of HSI Database Content or Products and other related or new products in Vista's discretion.

2.       ON-LINE PRODUCT OFFERINGS

         2.1 PRODUCT OFFERING. HSI authorizes Vista to offer the Vista Products through dedicated areas on the HSI Web Page. The advertising, manufacturing and shipping of all Vista Products sold or offered for sale by Vista under this Agreement shall be the sole responsibility of Vista. Vista also shall be responsible for providing customer service and support to all customers ordering Vista Products from Vista. Title and risk of loss for the Vista Products remain with Vista until shipment to the customer and does not transfer to or vest in HSI.

         2.2 PRODUCT INFORMATION. Vista will provide to HSI information to prepare dedicated areas and linkages on the HSI Web Page to advertise and offer the Vista Products for sale to customers. Vista hereby grants to HSI a non-exclusive, royalty-free, worldwide, license to reproduce, distribute, make derivative works of, and


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                  publicly display the Product Information during the term of this Agreement, for the sole purpose of allowing Vista to promote the Vista Products on the HSI Web Page.

         2.3 CUSTOMER ORDERS. Customer will place on-line orders for Vista Products via linking from the HSI Web Page, using such order process as Vista may, in its sole discretion, determine Vista will be responsible for fulfilling all customer orders in a manner it sees fit and customary to how it currently fulfills customers in the same markets intended by this agreement. Vista shall, at its sole discretion, determine its own pricing, shipping and handling fees, billing and collection policy, delivery methods and sales policies, except as provided in Section 7 ("Royalty"). HSI shall provide the capability within the HSI software to record and transmit certain information and databases about prospective customers or customer order to Vista, including, without limitation, (i) the name, address and telephone number of the customer, and other information collected in the HSI database known as the MLS databases (provided it is available to HSI) which Vista may reasonably require to solicit or fulfill customer orders.

         2.4 PHASE-OUT OF VISTA PRODUCTS. If Vista decides to phase-out a particular Vista Product it will provide HSI with ten (10) days notice prior to such Vista Product becoming unavailable. HSI will remove the relevant information for such Vista Product from Vista's dedicated area on the HSI Web Page within seven (7) calendar days after receipt of Vista's notice.

         2.5 SALES AND INVENTORY REPORT. Each calendar month Vista shall provide HSI with an electronic report showing, for that month, the date Vista Products were ordered by a customer, the quantity of each type of Vista Product ordered, the customers' names and addresses and the payment due to Vista for Vista Products sold to customers placing orders through the HSI Web Page (the "Sales Information"). Vista will deliver this report within ten (10) days of the end of the calendar month.

3.       JOINT MARKETING

         3.1 VISTA AND HSI MARKETING SUPPORT. Both parties agree that it will use commercially reasonable efforts to promote the Vista Products to HSI customers. To assist in these efforts, each agrees to provide the other with reasonable quantities of marketing materials, for which they shall reimburse the other for its out of pocket costs for such materials in the event they exceed $1000 a month.

         3.2 BRANDING AND POSITIONING. HSI agrees to use best efforts to promote and provide market positioning of the Vista Products and Trademarks without limiting the promotional obligations described elsewhere in this Agreement. HSI agrees to feature prominently the Vista Trademarks and web links on the HSI Web Page, in other HSI Products and in promotional and merchandising materials used in connection with promoting the HSI Real Estate Offerings and to permit Vista to participate in all seminars and sales events in order to specifically promote Vista Products covered by this Agreement. HSI shall provide Vista with a copy of any such placement, and Vista shall have the right, in the reasonable exercise of its discretion, to select in which HSI products the Vista Trademarks will be displayed, and the specific location in which such display shall take place.

         3.3 LINKING. HSI agrees to use best efforts to promote the Vista Products, including without limitation by linking the HSI Web Page to one or more Vista web sites in a manner to facilitate the purchase of Vista products. Without limiting the promotional obligations described elsewhere in this Agreement, HSI agrees to link the HSI Web Page to such URLs as Vista may from time to time reasonably request during the term of this Agreement.

         3.4 RELATIONSHIP MANAGERS. Each party shall appoint a Relationship Manager. As of the Effective Date, the HSI Relationship Manager shall be Doug Swanson and the Vista Relationship Manager shall be Thomas Gay. Either party may change its relationship manager by providing notice as provided in
                  Section 15.3 ("Notice and Service").

         3.5 RESPONSIBILITIES OF RELATIONSHIP MANAGERS. The HSI and Vista Relationship Managers shall be responsible for the following activities:

                  (a) Determining the location and use of the Vista Trademarks in the HSI Real Estate Offerings as required by Section 3.2;


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                  (b)      Determining the location and linking of the HSI Web
                           Page to Vista sites as required by Section 3.3;

                  (c) Working on the evaluation and development of the Support Tools as described in Section 3.7 for use on the HSI Web Page or in connection with the Vista Products; and

                  (d) Working to coordinate the training of each party's personnel; and the coordination of customer training seminars]

                  (e) Working to develop marketing strategies for the Vista Products as contemplated by this Agreement;

                  (f) Meet as required under Section 14.5 ("Escalation Procedure") to settle disputes between the parties.

         3.6 PERIODIC MEETINGS. The parties agree that the Relationship Managers, and any other persons designated by the Relationship Managers, shall meet, electronically, telephonically or otherwise, not less frequently than monthly and, in addition, as reasonably requested by Vista or HSI for a general review of the ongoing marketing of the Vista Products and any other issues of concern to the parties.

         3.7 SUPPORT TOOLS. HSI and Vista agree to mutually use reasonable efforts to cooperate with the other to identify and evaluate
                  (i) potential banner advertising and other management tools,
                  (ii) a mechanism to aggregate the reporting of usage statistics and registration data for the users of the HSI Web Page, and (iii) interfaces to support database transfers as contemplated for providing Vista services to the real estate markets served by HSI. The Support Tools may be either third party software or proprietary software developed by Vista or HSI with input from the other, as mutually agreed upon by Vista or HSI.

         3.8 TECHNICAL SUPPORT. The parties acknowledge and agree that HSI shall be solely responsible for the maintenance and support of the HSI Web Page, all third party licenses in connection therewith, all ISP fees and charges in connection therewith and otherwise with respect to the maintenance and operation of the HSI Web Page. Without limiting the foregoing, HSI shall be responsible for all programming efforts associated with the development of any custom Support Tools pursuant to this Agreement. Vista's responsibility for such development efforts shall be limited to (i) providing input into the desired features for such Support Tools; (ii) the evaluation of such Support Tools and (iii) the integration and testing of such Support Tools into the Vista software and Web sites, and the technical support needed to fulfill customer orders, where applicable.

         3.9 LICENSE. Each party grants the other a nonexclusive, worldwide, nontransferable license to reproduce, distribute, publicly perform and publicly display the Support Tools developed by such part.

4.       EXCLUSIVITY AND NON-COMPETITION

         4.1 EXCLUSIVITY. During the term of this Agreement, including any renewal term (but except as described in Section 8.3), HSI agrees that it shall not permit any person or entity to display product offerings or web linkages on the HSI Web Page, which product offerings are competitive with the Vista Products or where the person or entity uses the HSI Web Page to link to other services which may be competitive to the Vista Products without the express written consent of Vista. Without limiting the foregoing, the parties agree that competitive products include products described in Section
                  1.15. Additionally, Vista will not enter into agreement with another entity operating as an "MLS" internet web listings provider without the express written consent of HSI. In either case, such consent shall not be unreasonably withheld.

         4.2 NON-COMPETITION. During the term of this Agreement, including any renewal term, neither party shall, directly or indirectly, develop, produce, manufacture, distribute, license or sell any products which are competitive with (I) with respect to HSI, the HomeSeekers(TM) and HomeSeekers/CityNet(TM), and (ii) with respect to Vista, the Vista Products except where they are provided directly through other Vista sales affiliate organizations or web sites which are not directly competitive with the HSI Web Page for its intended real estate agent or consumer markets or in the case of Vista where prior relationships may already exist provided they are disclosed to HSI.

5.       DATABASE LICNESES


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         5.1      DELIVERY OF HSI DATABASE CONTENT. On or before the expiration of fifteen (15) days from the date requested by Vista, HSI shall deliver to Vista the database content more particularly described on Exhibit 1.4 attached and incorporated herein by reference. Such delivery shall be on such media and in such format as is more particularly described on Exhibit 1.4. HSI will deliver to Vista an updated version of the HSI Database Content at a minimum of one time per week. HSI shall deliver the initial HSI Database Content, and each date thereof in a manner to be mutually agreed upon but minimally to allow electron handling of the database to facilitate its intended use as a source from providing Vista Products. Vista shall have the right to load the HSI Database Content on one or more servers or CPUs, in Vista's discretion. Vista may change the location of the Vista servers containing the HSI Database Content upon written notice to HSI.

         5.2 LICENSE TO HSI DATABASE CONTENT. Subject to the terms and conditions of this Agreement, HSI grants to Vista a limited non-exclusive license to the HSI Database Content for the following applications:

                  (a) Vista may publish, reproduce, and publicly display the HSI Database Content in hard copy or in electronic form on a secure Intranet or network within Vista, for access by Vista employees and agents for the purpose of developing leads or otherwise marketing and promoting the Vista Products;

                  (b) Vista may conduct any sorting necessary to organize the HSI Database Content to be useful for such marketing and promotional purposes;

                  (c) Vista may download or print mailing or telemarketing lists from the HSI Database Content, and distribute such lists;

                  (d) Vista may produce Home Disclosure and other property information reports and provide them to agents, buyers or sellers of real estate or other parties seeking to present services to the same within the industries reflected by Section 1.15 Controls on HSI Database Content. Vista shall maintain a system of controls that will:

                  (e) Protect the integrity and confidentiality of the HSI Database Content by ensuring that only authorized personnel of Vista may alter the HSI Database Content,

                  (f) Control access to the HSI Database such that access is limited to Vista employees and agents who are authorized by Vista;

6.       TRADEMARK LICENSES

         6.1 VISTA LICENSE. During the term of this Agreement, HSI grants to Vista a nonexclusive, worldwide an non-transferable license to use the HSI Trademarks in connection with Vista's marketing and promotion of the Vista Products, including without limitation representing itself to be a strategic partner of HSI. This license does not include the right to sublicense the use of the HSI Trademarks. The Trademark license is subject to the restrictions set forth in Section 6.3.

         6.2 HSI LICENSE. During the term of this Agreement, Vista grants to HSI a nonexclusive, worldwide and non-transferable license to use the Vista Trademarks in connection with HSI's marketing and promotion of the Vista Products. This license does not include the right to sublicense the use of the Vista Marks. The Trademark license is subject to the restrictions set forth in Section 6.3.

         6.3 TRADEMARK LICENSE RESTRICTIONS. Vista's use of the HSI Trademarks and HSI's use of the Vista Trademarks are subject to the following license restrictions:

                  (a) A party's use (the "trademark licensee") use of the other party's Trademarks (the "trademark licensor") shall be in compliance with the trademark licensor's Trademark Usage Guidelines, as amended from time to time, a copy of which will be provided to the trademark licensee concurrently with the execution of this Agreement.


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                  (b)      The trademark licensee agrees that the nature and
                           quality of any materials supplied by the trademark licensee bearing the trademark licensor Trademarks shall be of high quality as measured by standards generally observed in the Internet industry. The trademark licensor shall have the right to determine, in its reasonable discretion, whether such materials or services conform to such quality standards. Upon trademark licensor's written request, the trademark licensee shall promptly provide trademark licensor with specimens of all materials bearing the trademark licensor Trademarks. If the trademark licensor determines that any materials bearing the trademark licensor Trademarks or any services provided under the trademark licensor Trademarks fail to conform to such quality standards, the trademark licensor shall notify the trademark licensee in writing of such non-conformance and shall specify whether such non-conformance is material. If the non-conformance is material, the trademark licensee shall provide a corrected specimen to trademark licensor for review within thirty (30) days from the date of notice or cease the use of all trademark licensor Trademarks on such materials upon written notice from trademark licensor.

                  (c) The trademark licensee acknowledges that the trademark licensor is the sole and exclusive owner of the trademark licensor Trademarks. Except as prohibited by law, the trademark licensee agrees that it will do nothing inconsistent with such ownership, either during the term of this Agreement or afterwards. The trademark licensee agrees that the use of the trademark licensor Trademarks by the trademark licensee shall inure to the benefit of and be on behalf of the trademark licensor. The trademark licensee acknowledges that the trademark licensor Trademarks are valid under applicable law and that the trademark licensee's utilization of the trademark licensor Trademarks will not create any right, title or interest in such trademark licensor Trademarks. Except as permitted in this Agreement, the trademark licensee agrees that it will not adopt or use as part or all of any corporate name, trade name, domain names, trademark or service mark or any other trademark based on the trademark licensor Trademarks or any other designation confusingly similar to the trademark licensor Trademarks. Trademark licensee shall use the trademark licensor Trademarks so that they create a separate and distinct impression from any other trademark licensor Trademark that may be used or affixed to materials bearing the trademark licensor Trademarks or used in connection with services provided under the trademark licensor Trademarks.

                  (d) Trademark licensee agrees to use reasonable commercial efforts to notify trademark licensor of any unauthorized use of (I) the trademark licensor Trademarks, or (ii) trademarks or service marks in the on-line or electronic industries by third parties based on or confusingly similar to the trademark licensor Trademarks. Trademark licensee shall assist trademark licensor or its authorized representatives, at trademark licensor's expense, in investigating or prosecuting an action against such third parties. The trademark licensor shall have the sole right and discretion to bring, prosecute and settle infringement, unfair competition and similar proceedings based on the trademark licensor Trademarks.

                  (e) Trademark licensee agrees not to apply to register the trademark licensor Trademarks either as a trademark, servicemark, tradename, corporate name or domain name or any word or combination of words confusingly similar to the trademark licensor Trademarks anywhere in the world. If an application for registration is or has been filed y or on behalf of Trademark licensee in any country and relates to any trademark licensor Trademark which, in the reasonable opinion of trademark licensor, is confusingly similar, deceptive or misleading with respect to, or dilutes or in any way damages the trademark licensor Trademarks, Trademark licensee shall, at trademark licensor's request, abandon all use of such trademark licensor Trademark, and any registration or application for registration thereof and shall reimburse trademark licensor all costs and expenses of any opposition or related legal proceeding, including attorney's fees, instigated by trademark licensor or its authorized representative on account of such usage.

7.       ROYALTY

         7.1      ROYALTY RATE.

                  (a) Vista shall pay to HSI a royalty of forty percent (40%) of Gross Receipts on sales of Vista Products, for orders which were placed by customers from the HSI Web Page (under the process more particularly described in Section 2.3 above).


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                  (b)      Vista shall pay to HSI a royalty of thirty percent
                           (30%) of Net Receipts on sales of Vista Products to customers, which sales were generated by information obtained by Vista from the HSI Database Content. As used herein, "generated" means that leads for such sales were obtained by Vista from the names in the HSI Database Content, or marketing materials were sent to names obtained in the HSI Database Content.

         7.2 EXCEPTIONS FROM ROYALTY OBLIGATION. No royalty shall be owed or paid with respect to (a) copies of the Vista Product distributed as "free", "complimentary", "no charge", "demonstration copies", or at nominal prices less than eight dollars per unit to promote or stimulate sales of the Vista Product, (b) copies of the Vista Product delivered to customers without the "certification" or other authenticating document, which sale shall be deemed to occur only upon the delivery of such certificate and where no revenues are received by Vista.

         7.3 BUNDLE PRICING. For purposes of determining Gross Receipts and Net Receipts, if Vista receives an indivisible price for two
                  (2) or more Vista products, including the Vista Product (a "Bundle"), then such indivisible price for all products in the Bundle shall be allocated among the products involved (including the Vista Product) in proportion to their respective full product single user prices in the United States.

         7.4 OTHER PRICING. In the event that Vista plans to distribute the Vista Product in any manner for which Gross Receipts or Net Receipts will be indeterminate or otherwise not clearly identifiable, Vista and HSI shall negotiate in good faith for such distribution the appropriate earned royalty therefor. Vista shall use reasonable commercial efforts to ensure that whenever possible, such negotiations shall be conducted prior to Vista engaging in such manner of distribution.

8.       PAYMENT AND PAYMENT TERMS

         8.1 POSITIONING FEE. Vista will pay HSI a non-refundable (except as otherwise set forth in Section 8.3), recoupable fee against future royalties (the "positioning fee"), as follows:

                  (a) an amount equal to Two Hundred and Fifty Thousand Dollars ($250,000), payable on November 1, 1998,

                  (b) an amount equal to Two Hundred and Fifty Thousand Dollars ($250,000), payable on January 1, 1999,

                  (c) an amount equal to Two Hundred and Fifty Thousand Dollars ($250,000), payable on March 1, 1999,

                  (d) an amount equal to Two Hundred and Fifty Thousand Dollars ($250,000), payable on May 1, 1999,

                  (e) an amount equal to Five Hundred Thousand Dollars ($500,000), payable on August 1, 1999,

                  (f) an amount equal to Five Hundred Thousand Dollars ($500,000), payable on November 1, 1999,

         8.2 CREDIT FOR POSITIONING FEE AGAINST EARNED ROYALTIES. Earned royalties owned by Vista to HSI will first be recouped against the total positioning fee paid to date before any royalty payments will be made to HSI. HSI shall not receive any additional payments until earned royalties exceed the total of positioning fees paid.

         8.3 REFUND OF POSITIONING FEE. In the event that, upon the expiration of two (2) years from the Effective Date, sales of Vista Products on which royalties area payable hereunder shall not be at the level sufficient to fully exhaust the credit for paid positioning fees under the terms of Section 8.2 Vista, at its discretion, may reduce royalty payment rates to a level of 25% of the otherwise agreed rate until such time as the remaining unpaid credit is fully recovered. All other provisions of this Agreement shall remain in force with the exception that this Agreement shall also become non-exclusive and either party may participate in competitive activities without violating this Agreement. In the event of a breach, as defined herein, by SSI, then Vista may elect to suspend further payments of Positioning Fees as described in Section
                  8.1 and elect to demand repayment of the then outstanding and unused Positioning Fee credit remaining.

         8.4 PAYMENT. Royalties shall be paid and a royalty statement shall be provided to HSI by Vista on a quarterly basis throughout the term of the Agreement, within forty-five (45) days after the close of each respective quarter. Quarters shall be based on a standard calendar year. The royalty statement shall be based upon Gross Receipts


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                  and Net Receipts for the quarter then ended, and shall contain information sufficient to discern how the royalty payment was computed on the sales of the Vista Product. Such statement of Vista's sales of the Vista Product will be delivered to HSI whether or not royalties are due for the respective quarter. All amounts past due shall be subject to a late charge of one percent (1%) per month (or the highest rate allowed by law if lower), from the date such payments were due.

         8.5 NO OTHER PAYMENTS. The parties agree that no royalties, license fees, residuals, service charges, fees for creative materials or any other fees, except as stated in this Agreement are due as between the parties and neither party will invoice the other party for such charges without prior written agreement.

9.       AUDITS

         9.1 RECORDS. Vista agrees to keep, for at least three (3) years, all proper records and books of account and all proper entries therein relating to the distribution and sale of the Vista Products and Vista's Gross and Net Receipts therefrom.

         9.2 AUDIT. HSI may cause an audit to be made, at its expense, of Vista's applicable records relating to the Vista Product (and the manner in which royalties were calculated) in order to verify statements rendered hereunder. Any such audit shall be conducted only by an independent certified public accountant (other than on a contingency fee basis) after prior written notice to Vista, and shall be conducted during regular business hours at Vista's offices and in such a manner as not to interfere with Vista's normal business activities. The auditor may make copies and extracts of the records audited. The results of any such audit shall be subject to the nondisclosure obligation set forth in Section 10.

10.      CONFIDENTIALITY

         10.1 EXCEPTIONS FROM SCOPE OF CONFIDENTIALITY OBLIGATIONS. The parties acknowledge that a fundamental aspect of the relationship between the parties hereunder is the joint marketing and promotion of Vista Products. In furtherance of that purpose, HSI has licensed to Vista the HSI Database Content. The use by Vista of the HSI Database Content is governed by the license terms of Section 5 and not by this
                  Section 10.

         10.2 OBLIGATION OF CONFIDENTIALITY. During the term of this Agreement, the Disclosing Party may provide Confidential Information to the Recipient. Recipient shall hold the Confidential Information in strict confidence, provided that the Confidential Information may be disclosed to such of Recipient's employees, contractor and advisors and employees, contractors and advisors of Vista who have a need to know for the purpose of fulfilling Recipient's obligations under this Agreement. Recipient shall advise any such individuals that the Confidential Information is confidential and that by receiving such information such individuals are agreeing to be bound by the terms of this Section 10 ("Confidentiality") and are agreeing not to use such information for any purpose other than described herein. Without the Disclosing Party's prior written consent, Recipient shall not, and shall direct such individuals not to, disclose the Confidential Information in whole or in part, except to the extent compelled by law. Recipient shall employ all reasonable steps to protect the Confidential Information from unauthorized or inadvertent disclosure or use, including, without limitation, all steps that it takes to protect its own information that it considers a trade secret.

         10.3 INJUNCTIVE RELIEF. It is further understood and agreed that money damages would not be a sufficient remedy for any breach of Recipient's obligations under Section 10 ("Confidentiality") by Recipient, or any employees, contractors or advisors under Recipient's supervision and that Disclosing Party shall be entitled to specific injunctive relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for the breach of obligations under Section 10 ("Confidentiality") but shall be in addition to all other available legal or equitable remedies. Recipient agrees to reimburse Disclosing Party for costs and expenses (including, without limitation, reasonable outside attorney's fees) incurred by Disclosing Party in connection with the enforcement of this Agreement.

11.      REPRESENTATIONS


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


         11.1     HSI REPRESENTATION. HSI represents and warrants to Vista that
                  (i) HSI has the right to grant the licenses herein granted and to make the covenants made herein, and (ii) the provision of the HSI Database Content and the granting of the licenses governed hereby do not breach any agreement to which HSI is a party or by which its assets are bound.

         11.2 VISTA REPRESENTATION. Vista represents and warrants to HSI that (i) Vista has the right to grant the licenses herein granted and to make the covenants made herein, and (ii) the granting of the licenses governed hereby do not breach any agreement to which HSI is a party or by which its assets are bound.

         11.3 LIMITED WARRANTY. HSI acknowledges that Vista does not guarantee or warrant the accuracy of any information provided in connection with the Vista Products. HSI further acknowledges that Vista does not provide legal, accounting or other professional advice or services. Vista and/or Vista's vendors, suppliers or licensors have obtained the information contained in the Vista Products from sources which it (or they) believe(s) reliable, but neither Vista nor Vista's vendors, suppliers or licensors has verified the accuracy of any information set forth in the Vista Products and cannot and does not guarantee or warrant the accuracy thereof. Vista shall not be liable for any loss, injury, claim, liability or damage of any kind resulting in any way from (a) any errors in or omissions from the Vista Products, (b) the unavailability or interruption of the delivery of the Vista Products, (c) HSI's use or the use by HSI customers of the Vista Products, or (d) the content of the Vista Products.

         11.4 EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 11, NO OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION TITLE, NONINFRINGEMENT, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE MADE.

12. INDEMNIFICATION. Each party ("the indemnifying party") hereby indemnifies, defends, and holds harmless the other and its officers, directors, employees and agents (the "indemnified parties") from and against any and all losses, liabilities, claims, obligations, costs, expenses, (including, without limitation, reasonable attorney's fees) which result from, arise in connection with or are related I any way to (i) any breach or alleged breach by the indemnifying party of any of its representations and warranties set forth herein, or (ii) the misrepresentation, or error or omission by the indemnifying party. The obligations of this paragraph are conditioned on the indemnified parties (i) giving the indemnifying party prompt written notice of any such claim, and (ii) providing reasonable cooperation in the defense and all related settlement negotiations.

13.      TERM AND TERMINATION.

         13.1 TERM. The term of this Agreement will commence upon the Effective Date and will terminate five (5) years thereafter.

         13.2 CHANGE OF CONTROL. In the event of a change in control of the ownership of either HSI or Vista, the other party shall have the right to extend this Agreement for a period of ten (10) years provided they deliver written notice to the other within ninety (90) days of the change of control event actually occurring.

         13.3 RENEWAL. Vista may renew this Agreement, at Vista's discretion, for an additional five (5) year period (the "Renewal Period") exercisable by providing HSI not less than six (6) month's notice of intent to renew prior to the expiration of the initial term.

         13.4 TERMINATION FOR CAUSE. Either party may terminate this Agreement upon written notice of a material breach by the other party as provided below. Each party agrees to use best efforts to resolve all conflicts arising under this Agreement in accordance with the terms of Section 14.5 ("Escalation Procedure"). However, if a material breach of this Agreement remains unresolved after the steps in Section 14.5 ("Escalation Procedure") have been exhausted, this Agreement may be terminated in its entirely by the non-breaching party. For the purposes of this Agreement, material breach shall include, without limitation, the failure by Vista or HSI to make payments when due or HSI's failure or inability to deliver the HSI Database Content for whatever reason. If the breaching party has failed to cure the breach within ninety
                  (90) days after the receipt by the breaching party of written notice of such breach, (except for breaches by a party of the confidentiality obligations or payment obligations, for which the period will be thirty (30) days after receipt


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


         by the breaching party of written notice of such breach), the non-breaching party may give a second notice to the breaching party terminating the Agreement. In addition, this Agreement may be terminated immediately upon the occurrence of one of the events of default described in (a) through (f) below ("Specified Event"); provided, however, that the breaching party will have ninety (90) days to cure the occurrence of a Specified Event identified in subparagraphs
         (a) through (f) below.

         (a) the filing of an application for or the consenting to or directing the appointment of, or the taking of possession by, a receiver, a custodian, trustee or liquidator of all or substantially all of a party's property, whether tangible or intangible, wherever located;

         (b) the making of a general assignment for the benefit of creditors;

         (c) the commencing or the intention to commence a voluntary case under federal bankruptcy laws (as now or hereinafter may be in effect);

         (d)      the adjudication that a party is bankrupt or insolvent;

         (e) the filing of or the intent to file by a party of a petition seeking to take advantage of any other law providing for the relief of debtors, or

         (f) the acquiescence to or the failure to have dismissed within ninety (90) days, any petition filed against a party in any involuntary case under such bankruptcy law.

14.      RIGHTS AND OBLIGATIONS UPON EXPIRATION OR TERMINATION


         14.1 REMOVAL OF VISTA PRODUCT OFFERING VISTA TRADEMARKS. Upon the expiration or termination of this Agreement, HSI shall immediately remove all Vista Trademarks from the HSI Web Page and shall otherwise immediately cease all representation of itself as an authorized distributor of Vista Products and strategic partner of HSI. Notwithstanding the foregoing, HSI shall permit Vista to fill orders received by Vista prior to such expiration or termination (subject to the obligation to pay HSI in accordance with the terms of Section 7).

         14.2 REDELIVERY OF HSI DATABASE CONTENT. Upon the expiration or termination of this Agreement, Vista shall immediately redeliver to HSI all copies of the HSI Database Content and shall otherwise immediately cease all representation of itself as a strategic partner of HSI. Notwithstanding the foregoing, HSI shall permit Vista to fill orders received by Vista prior to such expiration or termination (subject to the obligation to pay HSI in accordance with the terms of Section 7).

         14.3 NO EFFECT ON CUSTOMERS. Expiration or termination of this Agreement for any reason shall not affect customer agreements for the Vista Product, which shall continue in full force and effect in accordance with their terms.

         14.4 RETURN OF PROPERTY. Within thirty (30) days after any termination or expiration of this Agreement, each party shall immediately deliver to the other party all copies of Confidential Information or other materials then in its possession owned solely by such other party.

         14.5 ESCALATION PROCEDURE. The Relationship Managers for both parties have the primary responsibility to resolve conflicts under this Agreement in a timely manner. Any conflicts unresolved by the Relationship Managers within fifteen (15) business days of the Relationship Managers' first meeting to discuss such conflict will be escalated in writing to CHIEF EXECUTIVE OFFICER of Vista and of HSI, their successors or such other officers of the parties as are designated in writing in accordance with the notice provisions of Section
                  15.3 ("Notice and Service"). Such individuals will use best efforts to resolve the conflict as soon as possible and to record the resolution of the conflict in writing. These efforts shall not prevent termination of the Agreement in the periods provided in Section 13.1 ("Termination for Cause").


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


15.      GENERAL

         15.1 NO PARTNERSHIP OR JOINT VENTURE. HSI and Vista are independent contractors and neither party is the legal representative, agent, joint venturer, partner, or employee of the other party for any purpose whatsoever. Neither party has any right or authority to assume or create any obligations of any kind or to make any representation or warranty on behalf of the other party, whether express or implied, or to bind the other party in any respect whatsoever.

         15.2 LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR ITS TERMINATION, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY) AND IRRESPECTIVE OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

         15.3 NOTICE AND SERVICE. All notices or requests, including communications and statements which are required or permitted under the terms of this Agreement, shall be in writing and shall be sent by facsimile, or recognized commercial overnight courier. Notices shall be deemed received upon receipt of written confirmation of transmissions when sent by facsimile or signing for receipt of delivery if sent by overnight courier. Notices shall be sent to the parties at the following addresses:

                    For HSI:                  HomeSeekers.com, Inc.
                                              2241 Park Place, Suite E
                                              Minden, NV  89423
                                              Phone:  (702) 782-2977
                                              Fax:  (702) 782-6931
                                              Attention:  Greg Johnson

                    For Vista:                Vista Information Solutions, Inc.
                                              5060 Shoreham Place
                                              San Diego, CA  92122
                                              Phone:  (619) 450-6100
                                              Fax:  (619) 450-6185

         15.4 CAPTIONS. All indices, titles, subject headings, section titles and similar items contained in this Agreement are provided for the purpose of reference and convenience only and are not intended to be inclusive, definitive or to affect the meaning, content or scope of this Agreement.

         15.5 ASSIGNMENTS. Vista may not assign, voluntarily, by operation of law, or otherwise, any rights or delegate any duties under this Agreement (other than the right to receive payments) without HSI's prior written consent. This Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

         15.6 SURVIVAL. Upon any termination of this Agreement, the following Sections shall remain in full force and effect: 10 ("Confidentiality"), 12 ("Indemnification"), 13 ("Term and Termination"), 14 ("Return of Property"), and 15 ("General").

         15.7 GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by and construed under the laws of the State of California without regard to conflict of laws principles.

         15.8 WAIVERS; MODIFICATION. No failure or delay by either party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy. No waiver or modification of any provision of this Agreement shall be effective unless in writing and signed by both parties. Any waiver by either party of any provision of this Agreement shall not be construed as a waiver of any other provision of this Agreement, nor shall such waiver operate as or be construed as a waiver of such provision respecting any future event or circumstance.


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


         15.9 SEVERABILITY. In the event any provision of this Agreement (or portion thereof) is determined by a court of competent jurisdiction to be invalid, illegal, or otherwise unenforceable, such provision shall be deemed to have been deleted from this Agreement, while the remainder of this Agreement shall remain in full force and effect according to its terms.

         15.10 CONSTRUCTION. This Agreement reflects the wording accepted by the parties and no rule of construction shall apply against either party. Each party retains the right to correct any typographical or other clerical errors in this Agreement.

         15.11 ENTIRE AGREEMENT. This Agreement (together with the Exhibits hereto) constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede any and all other agreements, written or oral, that the parties heretofore may have had with respect to the subject matter herein.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed.

HOMESEEKERS.COM, Inc.                       Vista Information Solutions, Inc.

HSI Corp.
                                             ----------------------------

By:                                          By:
     -----------------------------              --------------------------
Title:                                       Title:
      ----------------------------                 ------------------------





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